FILED

CERTIFICATE OF THE DESIGNATION, POWERS, PREFERENCES AND RELATIVE RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, WHICH HAVE NOT BEEN SET FORTH IN THE ARTICLES OF INCORPORATION, AS AMENDED, OF THE

CLASS A CUMULATIVE CONVERTIBLE PREFERRED STOCK
($1.00 PAR VALUE)

OF

PUNTA GORDA ISLES, INC.

Pursuant to Section 607.047 of the Florida General Corporation Act

---

The undersigned does hereby certify that the following resolution was duly adopted by the Board of Directors of Punta Gorda Isles, Inc., a Florida corporation (the "Corporation"), by unanimous written consent on March 23, 1987:

> "RESOLVED that, pursuant to authority vested in the Board of Directors by the Articles of Incorporation of the Corporation, as amended to and including the date hereof (the "Articles"), the Board of Directors hereby provides for the issuance of a series of Preferred Stock of the Corporation to consist of 2,000,000 shares, and the Board of Directors hereby fixes the designation, powers, preferences and relative rights, and the qualifications, limitations or restrictions thereof, of the shares of such series, in addition to those set forth in the Articles, as follows:

1. Introduction.

(a) Designation.

The designation of the series of Preferred Stock created by this resolution shall be "Class A Cumulative Convertible Preferred Stock" ($1.00 par value) (the "Preferred Stock").

(b) Definitions.

For purposes of this Certificate the following definitions shall apply:

(i) "Board" shall mean the Board of Directors of Punta Gorda Isles, Inc.

(ii) "Corporation" shall mean Punta Gorda Isles, Inc.

(iii) "Dividend Payment Date" for the Preferred Stock shall mean January 25, April 25, July 25 and October 25 of each year, commencing April 25, 1987.

(iv) "Original Issue Date" for the Preferred Stock shall mean the date on which the first share of such Preferred Stock was originally issued.

2. Dividends and Redemptions.

(a) The holders of the Preferred Stock shall be entitled to receive out of any assets or capital of the Corporation legally available therefor, cumulative dividends at the annual rate of Thirty-two Cents ($0.32) per share. Dividends shall accumulate from the Original Issue Date through and including April 25, 1989, at which time and on which date

5106J

said accumulated and unpaid dividends, when and if declared by the Board, shall be paid in a single lump sum in either cash or fully paid and non-assessable shares of Common Stock of the Corporation based upon the Conversion Price specified in Section 5. Any holder of Preferred Stock shall have the right and option, exercisable by written notice to the Corporation between January 25, 1989 and March 25, 1989, inclusive, to require such accumulated and unpaid dividends, if declared by the Board as aforesaid, to be paid in either cash or fully paid and non-assessable shares of Common Stock of the Corporation, as specified by such holder. If such holder specifies that cash be paid and the Corporation is prohibited by law or contract from paying all or part of such dividend in cash, such dividend, if declared, shall be paid in cash to the extent cash is legally available therefor on a pro rata basis among all holders so requesting a cash dividend, and the balance shall be paid in fully paid and non-assessable shares of Common Stock. All holders failing to exercise such right and option shall be paid such dividend, if declared, in the same form (cash or Common Stock), as between each other, as determined by the Board. Beginning on July 25, 1989 and through and including April 25, 1995, dividends to which holders of the Preferred Stock initially become entitled during such period, when and if declared, shall be payable in fully paid and non-assessable shares of Common Stock of the Corporation on each Dividend Payment Date.

After April 25, 1995, dividends to which holders of the Preferred Stock initially become entitled during such period, when and if declared, shall be payable in cash on each Dividend Payment Date. The adjustments to the Common Stock and the Conversion Price provided for in Sections 5(e), (f), (g), (h), (i), (j) and (k) hereof shall also be applicable to the payment of dividends in Common Stock with respect to the Preferred Stock, and the Conversion Price, the number of shares of Common Stock and the amount and type of securities or property to be received by the holders of the Preferred Stock shall be determined as though said dividends were convertible into Common Stock pursuant to the provisions of Sections 5(a) and (b) hereof.

(b) If such cash dividends in respect of any previous or current quarterly dividend period shall not have been paid, or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock.

(c) Unless the full dividends on all shares of the Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart (i) no dividend whatsoever (other than a dividend payable solely in Common Stock) shall be paid or declared and no sum shall be set apart, and no distribution shall be made, upon the Common Stock

or any other class or series of capital stock of the Corporation ranking, as to dividends, junior to this Series, and (ii) no shares of Common Stock or any other class or series of capital stock of the Corporation ranking, as to dividends, junior to this Series shall be purchased, redeemed or otherwise acquired by the Corporation and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

3. Voting Rights.

(a) Except as otherwise expressly provided herein or required by law, the holder of each share of Preferred Stock shall be entitled to one vote per share on all matters submitted to a vote of the shareholders of the Corporation. Except as otherwise expressly provided for herein or as required by law, the holders of Preferred Stock and the Common Stock shall vote as one class and not as separate classes.

(b) If at the time of any annual meeting of shareholders for the election of directors of the Corporation a default in preference dividends shall exist, the number of directors constituting the Board of Directors of the Corporation shall be increased by such number as shall equal a majority of the Board and the holders of the outstanding shares of the Preferred Stock shall have the right at such meeting, voting together as a single class, to elect said majority of the directors of the Corporation to fill such newly created directorships, each of them to serve until the next annual

meeting of the shareholders of the Corporation. Such right to elect such majority of the directors shall continue until such time as there shall not exist any default in preference dividends. Each director so elected by the holders of shares of the Preferred Stock (a "Preferred Director") shall continue to serve as such director for the full term for which he shall have been elected, notwithstanding that prior to the end of such term there shall not exist any default in preference dividends. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of the outstanding shares of the Preferred Stock, voting together as a single class, at any annual meeting of the shareholders of the Corporation or any special meeting called for that purpose. So long as any default in preference dividends shall exist (i) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (ii)), by an instrument in writing signed by the remaining Preferred Directors and filed with the Secretary of the Corporation and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding shares of the Preferred Stock, voting together as a single class, at the same meeting at which such removal shall be voted. Each director elected as aforesaid by the remaining Preferred Directors shall be deemed for all purposes hereof, to be a Preferred Director. Whenever the term of office of the Preferred Directors shall end and no default in preference

dividends shall exist, the number of directors constituting the Board of Directors of the Corporation shall be reduced by such number by which the Board was previously expanded pursuant hereto. For the purposes of this paragraph (b), a default in preference dividends shall be deemed to have occurred whenever, on or after April 25, 1989, dividends for one or more dividend periods on any shares of the Preferred Stock shall be in arrears and unpaid, in whole or in part, whether or not earned or declared and having so occurred, such default shall be deemed to exist thereafter until, but only until, full cumulative dividends on all outstanding shares of the Preferred Stock shall have been paid, or a sufficient sum set apart for the payment of such dividends, to and including the end of the last preceding dividend period.

At any annual or special meeting of shareholders of the Corporation at which the holders of shares of the Preferred Stock are entitled to vote for the election of Preferred Directors, each outstanding share of the Preferred Stock shall entitle the holder thereof to one vote. Shares then owned beneficially by the Corporation shall be deemed not outstanding and shall not be entitled to vote. The presence in person or by proxy of the holders of a majority of the outstanding shares of the Preferred Stock shall be required at any such annual or special meeting to constitute a quorum of such class and the absence of a quorum of the holders of any other class of capital stock entitled to vote thereat shall not prevent the

holders of outstanding shares of the Preferred Stock from electing a majority of the directors at such meeting. A vote of the holders of a majority of the outstanding shares of the Preferred Stock present in person or in proxy at any such annual or special meeting at which a quorum is present shall govern. In the absence of a quorum of the holders of outstanding shares of the Preferred Stock at any such annual or special meeting, the holders of a majority of the outstanding shares of the Preferred Stock present in person or by proxy shall have the power to adjourn the election of directors to be elected by such class from time to time without notice other than announcement at such meeting until such quorum shall be present, but any such adjournment shall not be made beyond the date of the next annual meeting of the shareholders of the Corporation.

4. Liquidation Rights.

(a) The holders of the Preferred Stock shall, upon the dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, be entitled to be paid out of the assets of the Corporation, whether such assets are capital or surplus, Four Dollars ($4.00) per share and the dividends (whether or not there were funds legally available for the payment thereof or whether such unpaid dividends were declared) accumulated and unpaid thereon to the date of final distribution, before any amount shall be paid or distributed to

the holders of the Common Stock or to any other class of capital stock ranking junior to the Preferred Stock upon liquidation.

(b) The sale, lease, conveyance, exchange, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation shall (unless such cash, shares of stock, securities or other consideration is to be retained by the Corporation and not distributed to its shareholders) be deemed a dissolution, liquidation or winding up of the Corporation for the purposes of this Section 4, but the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 4.

(c) If upon any such dissolution, liquidation or winding up of the Corporation the assets distributable among the holders of the Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts set forth in Section 4(a) above, no distribution shall be made on account of any other class or series of Preferred Stock or any shares of any other class or series of capital stock of the Corporation ranking on a parity with the shares of Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on

account of the shares of Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

(d) Upon any such dissolution, liquidation or winding up of the Corporation, the holders of the Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders all amounts to which such holders are entitled pursuant to Section 4(a) above before any distribution shall be made to the holders of any other class or series of capital stock of the Corporation ranking junior to the shares of the Preferred Stock upon such dissolution, liquidation or winding up.

5. Conversion Rights

(a) Right to Convert. Any holder of the Preferred Stock may, at any time, after the Original Issue Date and from time to time on or prior to March 25, 1995 at his option, convert any or all shares held by him into fully paid and nonassessable shares of the Corporation's Common Stock. On or after April 25, 1989, all rights hereunder of any holder converting any shares of Preferred Stock to any accumulated but unpaid dividends in respect of such shares being converted shall survive such conversion and shall not be forfeited. Prior to April 25, 1989, any holder converting any shares of Preferred Stock shall forfeit all rights to any undeclared (but not declared but unpaid) dividends in respect of such shares

being converted. Shares of Preferred Stock may be converted at the Conversion Price, as hereinafter defined, in effect at the time of conversion.

(b) Conversion Price. The Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing the Conversion Price per share in effect at the time of conversion into Four Dollars ($4.00) for each share of Preferred Stock being converted. The Conversion Price per share of Preferred Stock shall be initially Two Dollars and Forty-One Cents ($2.41). The initial Conversion Price for the Preferred Stock and the number of shares of Common Stock into which the Preferred Stock is convertible shall be subject to adjustment from time to time as provided herein. Except as provided in paragraph (a) above with respect to conversion prior to April 25, 1989, accumulated but unpaid dividends shall be convertible into Common Stock at the conversion price on a dollar-for-dollar basis.

(c) Mechanics of Conversion. Any such conversion may be effected by holders of Preferred Stock by surrendering at the office of any transfer agent for the Corporation, and at such other office or offices as the Board of Directors may designate, the certificates representing said shares, duly endorsed to the Corporation or in blank for transfer, and giving notice thereof to the Corporation. A holder of any certificate representing shares of the Preferred Stock may convert less than the full number of shares represented thereby

by a surrender as provided herein, except that the number of shares of Common Stock receivable upon conversion of said certificate as a whole shall be proportionately reduced. Upon any such partial conversion, the Corporation at its expense shall forthwith issue in the name of the holder thereof (or such other name as said holder may direct) a new certificate representing the number of shares of Preferred Stock not so converted. Shares of Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of surrender of the certificate or certificates for such shares for the conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date (and in any event within five (5) days thereafter), the Corporation shall at its expense cause to be issued and delivered to said holder thereof (or to such other person as said holder may direct) a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with a cash payment in lieu of any fraction of a share, to the person or persons entitled to receive the same. Said cash payment shall be in an amount equal to the same fraction of the Closing Price (as hereinafter defined) on the date (if a Trading Day) on which the

certificate or certificates for such shares of the Preferred Stock were surrendered for conversion or, if not a Trading Day, the next immediately preceding Trading Day.

(d) Determination of Closing Price. As used herein, the term "Closing Price" on any day shall mean the reported last sale price, regular way, on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the New York Stock Exchange, on the American Stock Exchange, or, if the Common Stock is not listed or admitted to trading on either such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as reported by the National Association of Securities Dealers' Automated Quotation System, or, if not so reported, as reported by the National Quotation Bureau, Incorporated, or any successor thereof, or, if not so reported, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time in good faith by the Board for that purpose; and the term "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business, or, if the Common Stock is not listed or admitted to trading on

any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the City or County of St. Louis, State of Missouri, are not authorized or obligated by law or executive order to close.

(e) Adjustment of Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date of the Preferred Stock effect a subdivision of the outstanding Common Stock, the number of shares of Common Stock into which the Preferred Stock is convertible shall be determined by dividing the sum of Four Dollars ($4.00) by an adjusted Conversion Price which is proportionately decreased, and conversely, if the Corporation shall at any time or from time to time after the Original Issue Date of the Preferred Stock combine the outstanding shares of Common Stock, the number of shares of Common Stock into which the Preferred Stock is convertible shall be determined by dividing the sum of Four Dollars ($4.00) by an adjusted Conversion Price which is proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time, after the Original Issue Date of the Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to

receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Preferred Stock shall be convertible into the number of shares of Common Stock yielded by dividing the sum of Four Dollars ($4.00) by an adjusted Conversion Price. The adjusted Conversion Price shall be determined as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Preferred Stock then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the adjusted Conversion Price for such Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Preferred Stock shall be adjusted pursuant to this Section 5(f) as of the time of actual payment of such dividends or distributions.

(g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for the Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in property (other than cash) or securities of the Corporation other than shares of Common Stock, then and in each such event, provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of property or securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock immediately prior to such making or issuance or such record date and had thereafter, during the period from the date of such event to and including the conversion date, retained such property or securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this Section 5 with respect to the rights of the holders of Preferred Stock.

(h) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or

stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), then and in each such event, the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(i) Reorganization, Merger, Consolidation or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, for each share of Common Stock into which the Preferred Stock was convertible, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from

such merger or consolidation or sale, to which a holder of one share of Common Stock deliverable upon conversion would have been entitled in connection with such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(j) Sale of Shares Below Conversion Price.

(i) If at any time or from time to time after the Original Issue Date of the Preferred Stock, the Corporation shall issue or sell Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 5(f) above and other than upon a subdivision or combination of shares of Common Stock as provided in Section 5(e) above, for a consideration per share less than the then existing Conversion Price of the Preferred Stock (or, if an adjusted Conversion Price shall be in effect by reason of a previous adjustment, then less than such adjusted Conversion Price), then and in each case the Preferred Stock shall be convertible into the number of shares of Common Stock yielded by dividing the sum of

Four Dollars ($4.00) by an adjusted Conversion Price determined as follows. The adjusted Conversion Price shall be determined as of the opening of business on the date of such issue or sale, if a Trading Day (or the preceding day, if such date is not a Trading Day), by multiplying that Conversion Price by a fraction (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of such Additional Shares of Common Stock so issued.

(ii) For the purpose of making any adjustment in the Conversion Price or number of shares of Common Stock purchasable upon conversion of Preferred Stock as provided above, the consideration received by the Corporation for any issue or sale of securities shall,

(A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, concessions, or compensation paid or allowed by the Corporation in connection with such issue or sale;

(B) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the Board; and

(C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined), or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

Such value shall not exceed the greater of (i) the fair market value of the securities sold as of the date of issuance or (ii) the amount at which such consideration is recorded in the books of the Corporation for accounting purposes.

(iii) For the purpose of the adjustment provided in subsection (i) of this Section 5(j), if at any time or from time to time after the Original Issue Date of the Preferred Stock, the Corporation shall issue any rights, warrants or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being referred to herein as "Convertible Securities"), then, in each case, if the Effective Price (as hereinafter defined) of such rights, warrants or options, or Convertible Securities shall be less than the then existing Conversion Price of the Preferred Stock, the Corporation shall be deemed to have issued at the time of the issuance of such rights, warrants or options or Convertible Securities the maximum number of Additional Shares of Common

Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights, warrants or options or Convertible Securities, plus, in the case of such rights, warrants or options, the minimum amounts of consideration, if any, payable to the Corporation upon exercise or conversion of such rights, warrants or options. "Effective Price" as used in this Section 5(j)(iii) shall mean the quotient determined by dividing the total of all of such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of the Conversion Price adjusted upon the issuance of such rights, warrants, options, or Convertible Securities shall be made as result of the actual issuance of Additional Shares of Common Stock upon the exercise of any such rights or options or the conversion of any such Convertible Securities.

If any such rights, warrants or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price of the Preferred Stock, as adjusted upon the issuance of such rights, warrants, options, or Convertible Securities, shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually

issued or sold on the exercise of such rights, warrants or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights, warrants or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation upon the conversion of such Convertible Securities.

(iv) For the purpose of the adjustment provided for in subsection (i) of this Section 5(j), if at any time or from time to time after the Original Issue Date of the Preferred Stock the Corporation shall issue any rights, warrants or options for the purchase of Convertible Securities, then, in each such case, if the Effective Price thereof is less than the then current Conversion Price, the Corporation shall be deemed to have issued at the time of the issuance of such rights, warrants or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights, warrants or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the Corporation for the issuance of such rights, warrants or

options, plus the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights, warrants or options, plus the minimum amount of consideration, if any, payable to the Corporation upon the conversion of such Convertible Securities. "Effective Price" as used in this Section 5(j)(iv) shall mean the quotient determined by dividing the total amount of such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of such Conversion Price adjusted upon the issuance of such rights, warrants or options shall be made as a result of the issuance of the Convertible Securities upon the exercise of such rights, warrants or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities.

The provisions of subsection (iii) above for the readjustment of such Conversion Price upon the expiration of rights or options or the rights of conversion of Convertible Securities shall apply with the necessary changes having been made to the rights, warrants or options and Convertible Securities referred to in this subsection (iv).

(k) Additional Shares of Common Stock. The term "Additional Shares of Common Stock" as used herein shall mean all shares of Common Stock issued or deemed issued by the Corporation after the Original Issue Date of the Preferred Stock, whether or not subsequently reacquired or retired by the Corporation, other than shares of Common Stock issued upon conversion of the Preferred Stock.

(l) Accountants' Certificate of Adjustment. In each and every case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock or affecting the dividend rights of the holders of the Preferred Stock, the Corporation, at its expense, shall promptly cause independent certified public accountants of recognized standing selected by the Corporation (who may be the independent certified public accountants then auditing the books of the Corporation) to compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to the Corporation's transfer agent(s) and to each registered holder of the Preferred Stock at the holder's address as shown in the Corporation's records. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of (i) the consideration received or to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price at the time in effect for the Preferred Stock and the Conversion Price as adjusted, and (iii) the number of Additional Shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

(m) Notices of Record Date. In the event of (i) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, whether of cash, securities, property, warrants or rights, or (ii) any reclassification or recapitalization of the capital stock of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, entity, or person, or any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and (C) the date and time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, liquidation or winding up.

(n) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock,

solely for the purpose of declaring and paying Common Stock dividends on the shares of the Preferred Stock and for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to declare and pay said Common Stock dividends and to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Notices. Any notice required by the provisions of this Section 5 to be given to the holder of shares of the Preferred Stock shall be deemed given when personally delivered to such holder or five (5) business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(p) Payment of Taxes. The Corporation will pay all stamp, transfer or issuance taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of the Preferred Stock.

(q) No Dilution or Impairment. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate in order to protect the conversion, dividend and other rights of the holders of the Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (a) will take all such actions as may be necessary or appropriate that the Corporation may validly and legally issue fully paid and non-assessable securities upon the conversion of all shares of the Preferred Stock, (b) will take no action to amend its Articles of Incorporation which would change to the detriment of the holders of the Preferred Stock the dividend, liquidation, voting, or other rights of the Preferred Stock (as constituted on the date hereof), or (c) create a new class of capital stock or a new series of preferred stock on a parity in any respect with or with rights superior to the Preferred Stock.

6. Miscellaneous.

6.1 Voluntary Redemption. Prior to March 25, 1995, the Corporation shall not have the right to call or redeem all or any part of the Preferred Stock without the consent of the

holders of at least 66 2/3% of all the shares of Preferred Stock at the time outstanding, given in person or by proxy, by a vote at a meeting called for such purpose, or by unanimous written consent without a meeting. At any time and from time to time on or after March 25, 1995, at the option of the Board, the Corporation may redeem the whole or any part of the shares of Preferred Stock of any holder, by paying $4.00 for each share thereof, together with a sum equivalent to all unpaid accumulated dividends thereon. If less than all the shares of Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot in such manner as the Board shall determine and, if any unpaid accumulated dividends are to be paid in connection therewith, all unpaid accumulated dividends owing to all other holders of Preferred Stock shall be paid at the same time.

Notice of any proposed redemption of the Preferred Stock shall be given by the Corporation by mailing a copy of such notice at least thirty (30) days prior to the date fixed for such redemption to each of the holders of record of said stock, at their respective addresses appearing on the books of the Corporation, and the time of mailing such notice shall be deemed to be the time of delivery thereof. From and after the date fixed in such notice as the date of redemption (unless default be made by the Corporaton in providing moneys for the payment of the redemption price) all dividends upon the Preferred Stock thereby called for redemption shall cease to

accumulate, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive payment of said redemption price and accumulated and unpaid dividends to the date of redemption) shall cease and determine; or if the Corporation shall so elect, from and after the date (which shall be the date of redemption or prior thereto) on which the Corporation shall deposit with a bank or trust company, as Paying Agent, moneys sufficient in amount to pay at the office of such Paying Agent, on the redemption date, the said redemption price, together with accumulated and unpaid dividends to the date of redemption (provided the notice of redemption shall state the name and address of such Paying Agent and the intention of the Corporation to deposit said moneys on or before the date of redemption with such Paying Agent), all dividends on such Preferred Stock so called for redemption shall cease to accumulate, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from said Paying Agent said redemption price and accumulated and unpaid dividends to date of redemption) shall thereupon cease and determine, and by the deposit of said moneys with said Paying Agent said Preferred Stock so called for redemption shall be redeemed. Any moneys so deposited with said Paying Agent which shall remain unclaimed by the holders of shares of the Preferred Stock so called for redemption at the end of five (5) full calendar years after the redemption date shall be paid by said Paying Agent to the Corporation, and

thereafter the holders of the Preferred Stock called for redemption shall look only to the Corporation for payment.

6.2 Status of Preferred Stock. Any shares of Preferred Stock which shall at any time have been redeemed, or which shall have been converted pursuant to Section 5, shall, after such redemption or conversion, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series (other than this series) by the Board.

6.3 Listing on Securities Exchange. In case at any time any Common Stock or other securities at the time receivable upon conversion of the Preferred Stock shall be listed on any securities exchange, the Corporation will also list or cause to be listed and keep or cause to be kept listed thereon, on official notice of issuance upon conversion of the Preferred Stock, all shares of Common Stock and other stock and securities from time to time receivable upon such conversion.

6.4 Remedies. The Corporation stipulates that the remedies at law of each holder of the Preferred Stock in the event of any default or threatened default by the Corporation in the performance of or compliance with any of the terms of the Preferred Stock are not and will not be adequate and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof.

6.5 Headings. The headings in this Certificate are for purposes of convenience in reference only, and shall not be deemed to constitute a part hereof."

IN WITNESS WHEREOF, said Punta Gorda Isles, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by its Vice President and its Secretary, Paula F. McQueen, and its corporate seal to be attested by its Secretary, Paula F. McQueen, this 23rd day of March, 1987.

PUNTA GORDA ISLES, INC.

By: Paula F. McQueen
Paula F. McQueen,
Vice President and Secretary

(SEAL)

ATTEST:

Paula F. McQueen
Paula F. McQueen, Secretary

ACKNOWLEDGMENT OF VICE PRESIDENT AND SECRETARY OF PUNTA GORDA ISLES, INC.

STATE OF FLORIDA)
) ss.
CITY OF NAPLES)

Be it Remembered that on this day before me, the undersigned, a notary public in and for the City and State aforesaid, personally came Paula F. McQueen, Vice President and Secretary of Punta Gorda Isles, Inc., a corporation organized and existing under the laws of the State of Florida, known to me personally to be the Vice President and Secretary of said Corporation, and before me acknowledged the above and foregoing Certificate of the Designation, Powers, Preferences and Relative Rights, and the Qualifications, Limitations or Restrictions thereof which have not been set forth in the Articles of Incorporation, as amended, of the Class A Cumulative Convertible Preferred Stock ($1.00 par value) of Punta Gorda Isles, Inc. to be the act, deed and agreement of said Corporation, and that the signing, acknowledgment and filing of said Certificate was duly authorized by resolution of the Board of Directors of said Corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and seal 24 of March, 1987.

JUNE E. BESTERVELT /S/
Notary Public
State of Florida

My Commission Expires:

9/26/88